Exhibit 5

Opinion of Milbank, Tweed, Hadley & McCloy LLP

MILBANK, TWEED, HADLEY & McCLOY LLP

1 CHASE MANHATTAN PLAZA

LOS ANGELES

213-892-4000

FAX: 213-629-5063

WASHINGTON, D.C.

202-835-7500

FAX: 202-835-7586

LONDON

44-20-7615-3000

FAX: 44-20-7615-3100

FRANKFURT

49-(0)69-71914-3400

FAX: 49-(0)69-71914-3500

MUNICH

49-89-25559-3600

FAX: 49-89-25559-3700

NEW YORK, NY 10005-1413 Telephone: 212-530-5000 Fax: 212-530-5219

BEIJING

8610-5969-2700

FAX: 8610-5969-2707

HONG KONG

852-2971-4888

FAX: 852-2840-0792

SINGAPORE

65-6428-2400

FAX: 65-6428-2500

TOKYO

813-5410-2801

FAX: 813-5410-2891

SÃO PAULO

55-11-2787-6282

FAX: 55-11-2787-6469

February 23, 2012

SEACOR Holdings Inc.

2200 Eller Drive

P.O. Box 13038

Fort Lauderdale, Florida 33316

Ladies and Gentlemen:

We have acted as counsel to SEACOR Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) by the Company with the Securities and Exchange Commission regarding the registration of 233,607 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), issuable under the SEACOR Holdings Inc. 2009 Employee Stock Purchase Plan (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Plan, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed the valid existence of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock reserved for issuance under the Plan will be, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP